Exhibit 99.1

Polar Power Reports Second Quarter 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – August 9, 2018 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, reported its financial results for the second quarter ended June 30, 2018.

Key Second Quarter 2018 and Subsequent Highlights:

●	Quarterly Highlights

○	Net sales increased 138% to $5.8 million in Q2 2018 as compared to the same period last year, while quarter over quarter growth in 2018 increased by 19%.

○	Net income was $0.2 million in Q2 2018, or $0.02 per basic and diluted share, as compared to net loss of $(0.3) million, or $(0.03) per basic and diluted share, in Q2 2017.

○	Increased production resulted in improved efficiency and plant utilization resulting in gross margin increase from 31% in Q2 2017 to 36% Q2 2018.

○	Backlog as of June 30, 2018 improved to $5.8 million with military customers accounting for 32% of the total backlog. Current backlog shows diversified growth with U.S. military and international sales. Overseas countries include: Namibia, Sri Lanka, Japan and Thailand.

○	Received follow-on order for $1.9 million from the same Tier-1 telecom customer that earlier placed $1.8 million purchase order disclosed in June 2018.

Financial Results for the Three Months Ended June 30, 2018 as Compared to Second Quarter 2017

Net sales totaled $5.8 million in Q2 2018, an increase of 138%, as compared to $2.4 million in Q2 2017. The increase in net sales was primarily a result of sales of our DC power systems to a Tier-1 telecom customer. In 2018, our growth in sales is a result of expansion of our customer base in the U.S. telecom market.

Our backlog increased 132% to $5.8 million at June 30, 2018, as compared to $2.5 million at March 31, 2018. This increase in backlog was attributable to purchase orders from Tier-1 telecom customers, our military customers and a $1.8 million order from a new Tier-1 telecom customer.

Gross profit increased 169% to $2.0 million in Q2 2018, as compared to $0.7 million in Q2 2017. Gross profit as a percentage of net sales increased to 36% in Q2 2018, as compared to 31% in Q2 2017. The gross profit in Q2 2018 was attributable to improved labor efficiencies and improved manufacturing overhead absorption.

Operating expenses increased to $1.8 million in Q2 2018, from $1.3 million in Q2 2017. The increase in operating expenses was primarily due to an investment in international sales and marketing as well as an increase in G&A expenses as a result of stock compensation expense for stock options issued to executive officers in Q1 2018.

Net income in Q2 2018 totaled $0.2 million, or $0.02 per basic and diluted share, compared to a net loss of $(0.3) million, or $(0.03) per basic and diluted share, in Q2 2017. The increase in net income is attributable to an increase in net sales and higher gross margins of our DC power systems.

Cash at June 30, 2018 totaled $11.7 million, as compared to $14.2 million at December 31, 2017 with $0.6 million in long-term debt outstanding. This decrease in cash as of the comparative periods was the result of $0.7 million increase in inventory, $0.7 million in financing cost for purchase of plant equipment to support higher production rate and an increase in accounts receivable resulting from increased sales.

Management Commentary

“During the second quarter of 2018, we continued to build on the momentum that began during the first quarter and we have made excellent progress in achieving our strategic initiatives, including year-over-year revenue growth, a growing backlog and greater customer and geographic diversification,” said Polar Power CEO, Arthur Sams.

“We believe that increased sales combined with an increase in backlog further validates our technology and price competitiveness within the DC power generation market. With the addition of our new production facility during the third quarter of 2018 we expect to have 50% more production capacity to serve the needs of our customers. I believe reducing lead times for our Tier-1 telecom customers is a key to our sustainable growth in the telecom backup power generation market,” continued Sams.

“In the first half of 2017 we only had one tier-1 telecom customer in the U.S., in just under a year we have added two additional Tier-1 customers delivering us higher sales and margins in 2018. We expect that this expanded customer base will provide us with sustainable growth while reducing material costs, improving delivery times and profitability.

“Although we are pleased with the steady increase in sales during the last four quarters, we continue our investment in the international market to capture new telecom infrastructure and after sale service opportunities, which we believe will increase long term shareholder value. We believe localization is a key to success in emerging markets. During the second quarter we established a wholly owned subsidiary in Africa to establish ourselves as a dominant solutions provider in this high growth market,” concluded Sams.

Conference Call Details

Polar Power CEO Arthur Sams, COO Raj Masina, and CFO Luis Zavala will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Thursday, August 9, 2018
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-800-458-4148
International dial-in number:	1-323-794-2597
Conference ID:	4449854

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Integra Investor Relations at 1-415-233-7094.

The conference call will be broadcast live and available for replay http://public.viavid.com/index.php?id=130728 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 16, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	4449854

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that it is positioned for substantial revenue growth in 2018 and beyond; Polar Power’s expectation that sales and gross margin to its customers will increase over the course of the next several months; Polar Power’s expectation that international, U.S. military and federal government will become a material driver of new revenue growth in the years to come; and Polar Power’s belief that its strong balance sheet, conservative cash management strategy, improved corporate governance team and product approval by its key customers will yield both short-term and long-term success are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Shawn Severson
Integra Investor Relations
Shawn M. Severson
+1 415-233-7094
shawn@integra-ir.com
@Integra IR
www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER INC.

CONDENSED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents (including restricted cash of $1,000,423 at June 30, 2017)	$11,714,036	$14,201,163
Accounts receivable	4,232,080	3,058,266
Inventories, net	6,285,045	5,487,053
Prepaid expenses	535,600	236,670
Refundable income taxes	629,316	629,316.0
Total current assets	23,396,077	23,612,468

Other assets:
Property and equipment, net	1,470,700	824,076
Deposits	114,201	87,496
Total assets	24,980,978	24,524,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$410,756	$757,753
Customer deposits	$198,163	40,039
Accrued liabilities and other current liabilities	$591,008	586,391
Current portion of notes payable	$219,820	110,237
Total current liabilities	$1,419,747	1,494,420
Notes payable, net of current portion	$625,407	126,818

Total liabilities	2,045,154	1,621,238

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 and 10,143,158, shares issued and outstanding, respectively	1,014	1,014
Additional paid-in capital	19,379,338	19,250,955
Retained earnings	3,561,002	3,650,833
Accumulated other comprehensive loss	(5,530)	0
Total shareholders’ equity	22,935,824	22,902,802

Total liabilities and shareholders’ equity	$24,980,978	$24,524,040

POLAR POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales	$5,815,775	$2,441,753	$10,687,687	$7,408,734

Cost of Sales	3,753,586	1,674,129	7,141,860	4,724,380

Gross Profit	2,062,189	767,624	3,545,827	2,684,354

Operating Expenses
Sales and Marketing	639,832	270,343	1,250,169	465,438
Research and development	336,580	391,019	800,681	467,021
General and administrative	838,704	683,629	1,566,490	1,355,054
Depreciation and amortization	8,813	7,674	17,544	15,408
Total operating expenses	1,823,929	1,352,665	3,634,884	2,302,921

Income (Loss) from operations	238,260	(585,041)	(89,057)	381,433
Other (expenses) income
Interest expenses	(2,394)	(5,417)	(5,404)	(10,193)
Other income (expenses), net	(6,895)	21,612	4,630	24,074
Total other (expenses) income, net	(9,289)	16,195	(774)	13,881

Income (Loss) before income taxes	228,971	(568,846)	(89,831)	395,314
Income tax (provision) benefit	—	219,717	—	(151,563)

Net Income (Loss)	$228,971	$(349,129)	$(89,831)	$243,751

Net Income (Loss) per share – basic and diluted	$0.02	$(0.03)	$(0.01)	$0.02
Weighted average shares outstanding, basic and diluted	10,143,158	10,143,158	10,143,158	10,143,158

POLAR POWER, INC.

CONDENSED STATEMENTS OF CASH FLOW

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net Income (Loss)	$(89,831)	$243,751
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Fair value of vested stock options	128,383	—
Depreciation and amortization	154,947	120,080
Changes in operating assets and liabilities
Accounts receivable	(1,173,814)	2,691,458
Inventories	(797,992)	(897,078)
Prepaid expenses	(298,929)	(81,407)
Deposits	(26,705)	—
Refundable income taxes	—	(988,168)
Deferred tax assets	—	(57,378)
Accounts payable	(346,997)	(550,984)
Income taxes payable	—	(1,227,308)
Customer deposits	158,124	977
Accrued expenses and other current liabilities	4,616	(227,916)
Net cash used in in operating activities	(2,288,198)	(973,973)

Cash flows from investing activities:
Acquisition of property and equipment	(138,821)	(158,445)
Net cash used in investing activities	(138,821)	(158,445)

Cash flows from financing activities:
Repayment of notes	(54,578)	(57,895)
Net cash (used in) provided by financing activities	(54,578)	(57,895)

Effect of exchange rate changes	(5,530)	—

Decrease in cash and cash equivalents	(2,487,127)	(1,190,313)
Cash and cash equivalents, beginning of period	14,201,163	16,242,158
Cash and cash equivalents, end of period	$11,714,036	$15,051,845

Supplemental Cash Flow Information:
Taxes Paid	$—	$2,424,417
Interest Paid	2,393	10,193
Supplemental non-cash investing and financing activities:
Assets acquired under notes payable	662,750	—